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                                                                     Exhibit 4.2


                                 AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT


      This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of March 19, 2002, between RSA Security Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A. (the "Rights Agent"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of July 20, 1999, as amended, between the parties hereto.

                                    RECITALS

      WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement to modify the definition of Acquiring Person to exclude certain stockholders of the Company from such definition in specified circumstances; and

      WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

                                    AGREEMENT

      NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

      "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) an Exempted Person. Notwithstanding the foregoing, (x) if the Board determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person" and (y) any such Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of shares of Common Stock by


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the Company shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, acquires beneficial ownership of any additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding."

      2.    Section 1(ff) of the Rights Agreement is hereby added as follows:

            "(ff) "Exempted Person" shall mean:

                  (i) Citigroup Inc., a Delaware corporation ("Citigroup"), which prior to the date of this Amendment reported that it is the Beneficial Owner of more than 15% of the Company's Common Stock then outstanding, unless and until the earlier of such time as Citigroup, directly or indirectly, becomes the Beneficial Owner of (x) more than 24% of the Common Stock then outstanding (other than under circumstances described in the second sentence of Section 1(a) hereof (replacing for purposes of this clause (x) all references in Section 1(a) to 15% with 24%)) or (y) less than 15% of the Common Stock then outstanding, in either of which event, Citigroup immediately shall cease to be an Exempted Person;

                  (ii) Salomon Smith Barney Holdings Inc., a New York corporation ("SSBH"), which prior to the date of this Amendment reported that it is the Beneficial Owner of more than 15% of the Company's Common Stock then outstanding, unless and until the earlier of such time as SSBH, directly or indirectly, becomes the Beneficial Owner of (x) more than 23% of the Common Stock then outstanding (other than under circumstances described in the second sentence of Section 1(a) hereof (replacing for purposes of this clause (x) all references in Section 1(a) to 15% with 23%)) or (y) less than 15% of the Common Stock then outstanding, in either of which event, SSBH immediately shall cease to be an Exempted Person;

                  (iii) Salomon Brothers Holding Company Inc., a Delaware corporation ("SBHC"), which prior to the date of this Amendment reported that it is the Beneficial Owner of more than 15% of the Company's Common Stock then outstanding, unless and until the earlier of such time as SBHC, directly or indirectly, becomes the Beneficial Owner of (x) more than 22% of the Common Stock then outstanding (other than under circumstances described in the second sentence of Section 1(a) hereof (replacing for purposes of this clause (x) all references in Section 1(a) to 15% with 22%)) or (y) less than 15% of the Common Stock then outstanding, in either of which event, SBHC immediately shall cease to be an Exempted Person; and

                  (iv) Salomon Smith Barney Inc., a New York corporation ("SSB"), which prior to the date of this Amendment reported that it is the Beneficial Owner of more than 15% of the Company's Common Stock then outstanding, unless and until the earlier of such time as SSB, directly or indirectly, becomes the Beneficial Owner of (x) more than 22% of the Common Stock then outstanding (other than under circumstances described in the second sentence of Section 1(a) hereof (replacing for purposes of this clause (x) all references in Section 1(a) to 15% with 22%)) or (y) less than 15% of the Common Stock


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      then outstanding, in either of which event, SSB immediately shall cease to be an Exempted Person."

      3. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

      4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.



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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.



                              RSA SECURITY INC.



                              By: /s/ Arthur W. Coviello, Jr.
                                  ---------------------------------------------
                                  Name:  Arthur W. Coviello, Jr.
                                  Title: President and Chief Executive Officer



                              EQUISERVE TRUST COMPANY, N.A.



                              By: /s/ Dennis V. Moccia
                                  ---------------------------------------------
                                  Name:  Dennis V. Moccia
                                  Title: Managing Director


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